Exhibit 15





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Studio Plus Hotels, Inc.
Registration on Form S-8

We are aware that our report dated May 1, 1996 on our review of interim financial informa-tion of Studio Plus Hotels, Inc. for the period ended March 31, 1996 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


/s/ COOPERS & LYBRAND L.L.P.

Coopers & Lybrand L.L.P.